UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	August 12, 2009

Federal Home Loan Bank of New York
__________________________________________
(Exact name of registrant as specified in its charter)

Federally Chartered Corporation	000-51397	136400946
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

101 Park Avenue, Floor 5, New York, New York		10178-0599
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	212-441-6616

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

On August 12, 2009, the President of the Federal Home Loan Bank of New York ("FHLBNY") issued a Press Release regarding, among other information, the declaration of a dividend for the quarter ended June 30, 2009. A copy of the FHLBNY's Press Release appears below.

FOR IMMEDIATE RELEASE
August 12, 2009

Federal Home Loan Bank of New York Announces Second Quarter Results

On August 12, 2009, the Federal Home Loan Bank of New York ("Bank") submitted its Form 10-Q for the second quarter of 2009 with the U.S. Securities and Exchange Commission ("SEC"). The second quarter was a very strong quarter for the Bank, which reported net income of $186.4 million, or $3.52 per share, an increase of 60% from net income of $73.9 million, or $1.57 per share, for the same period in 2008.

The annualized return on average equity, which is net income divided by average capital stock, retained earnings, and accumulated other comprehensive income, was 13.0% in the second quarter of 2009, compared with 5.9% for the second quarter of 2008.

Second quarter 2009 net interest income, after provision for credit losses on mortgage loans held for portfolio, increased to $199.3 million, or 26.5%, from $157.6 million in the second quarter of 2008. Decline in debt costs relative to earnings from advances to members and investments was a factor in improved net interest margin as the Bank, reacting to marketplace demand for shorter-term bonds, increased issuances of short-term debt and discount notes to fund its assets at a net favorable spread.

At June 30, 2009, the Bank’s total assets were $129.1 billion, an increase of $770 million from March 31, 2009. The Bank’s balance sheet management strategy has been to keep balance sheet growth or decline in line with the changes in member demand for advances.

Advances declined by 4.0% to $100.5 billion at June 30, 2009, compared with $104.5 billion at March 31, 2009. Advances represented 78% of total assets. Member demand for advance borrowings in the current year second quarter has been lower as our members’ loans outstanding decreased while experiencing continued growth of their deposit base, both as a result of the economic contraction. In addition, new government funding/liquidity options available to members impacted their borrowing from the Bank. We expect advance demand to remain at lower levels until the nation’s monetary policy tightens and an economic recovery begins.

A credit loss for other-than-temporary impairment ("OTTI") of $5.3 million was recorded for the Bank’s MBS portfolios in the second quarter of 2009, primarily because it was deemed unlikely that the bond insurer would be able to perform under its contractual obligations to support all projected future cash flow shortfalls. Without recovery in the near term such that liquidity returns to the mortgage-backed securities market, or if the credit losses of the underlying collateral within the mortgage-backed securities perform worse than expected, or if the presumption of the ability of monoline insurers to support the insured securities that are considered too dependent on insurance continues to be negatively impacted by their future financial performance, it is likely that additional other-than-temporary impairment may occur in future periods. Recognition of additional impairment would negatively impact the Bank’s net income, though the Bank does not expect that it will incur any material OTTI charges for the remainder of the year.

The Bank’s Form 10-Q for the second quarter of 2009, along with other Bank filings with the SEC, can be found by visiting www.sec.gov/edgar/searchedgar/webusers.htm and entering "Federal Home Loan Bank of New York" in the "Company Name" box.

Federal Home Loan Bank of New York Declares a Second Quarter Dividend of 5.60%

As we announced in a press release on August 10, 2009, our Board of Directors has approved a dividend rate for the second quarter of 2009 of 5.60% (annualized). In that press release, we also stated our intention to continue to build retained earnings at a calibrated pace to help ensure future regulatory compliance and provide additional protection for the capital investment of our stockholders. We will continue to work to keep our member lenders’ investment in the cooperative safe as we promote an even stronger Home Loan Bank/community bank lending network.

Sincerely,

Alfred A. DelliBovi
President & CEO

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This report contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as "projected," "expects," "may," or their negatives or other variations on these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Federal Home Loan Bank of New York

August 12, 2009	By:	Patrick A. Morgan

Name: Patrick A. Morgan
Title: Senior Vice President and Chief Financial Officer